SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 26, 2012

TRI-TECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34427	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16th Floor of Tower B, Renji Plaza No. 101

Jingshun Road, Chaoyang District

Beijing, People’s Republic of China 100102

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 (10) 5732-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See Item 2.03 of this Current Report on Form 8-K for a description of the Bonds, dated as of September 26, 2012 (the “Bonds”), among Tri-Tech (Beijing) Co. Ltd. (“TTB”), a subsidiary of Tri-Tech Holding Inc. (the “Company”), as issuer, Beijing Capital Investment & Guarantee Co. Ltd. (the “Guarantor”), and Bank of Nanjing (“Underwriter”), governing the terms of TTB’s 6.2% corporate bonds that mature on September 26, 2015 (the “Bonds”). The information included in Item 2.03 is incorporated into this Item 1.01 by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 26, 2012, TTB issued Bonds worth an aggregate of $7.89 million. The Bonds were issued to sophisticated investors including financial institutions, and will be traded on an inter-bank bond market. The Bonds will have a term of three years and will carry an interest rate of 6.2%, which will be paid annually on September 21. Principal on the Bonds will be paid at maturity on September 26, 2015.

The Bonds cannot be accelerated or result in an increase in interest rate, and there are no recourse provisions that would enable TTB or the Company to recover from any third parties. Late payments on the Bonds will result in liquidated damages of 0.21% per day if TTB fails to pay any interest or principal payments when due.

The Guarantor has agreed to unconditionally and irrevocably guarantee the principal, interest, liquidated damages and indemnification and any related fees and expenses that may be incurred by investors when and if they need to enforce their rights as creditors. The Guarantor has agreed to be jointly and severally liable for such expenses. The Company expects total expenses in connection with the Bonds to be approximately 2.6% of the amount of the Bonds.

In connection with the Bonds, TTB will be required to provide annual reports, quarterly financial statements and semi-annual financial statements to the investors in the Bonds, as well as ongoing current disclosures in the event material events occur.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

99.1           Press release dated September 28, 2012.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-TECH HOLDING INC.

By:	/s/ Phil Fan
Name: Phil Fan Its: President

Dated: October 1, 2012

EXHIBIT INDEX

Number	Description of Exhibit

99.1	Press Release dated September 28, 2012.